Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC ANNOUNCES REDEMPTION OF DEBENTURES

(Melrose Park, IL, — February 28, 2005) — Midwest Banc Holdings, Inc. (NASDAQ:MBHI), a $2.2 billion community-based bank holding company serving the Chicago and west central Illinois area markets, today announced plans to redeem a high-cost debt issue and replace the funding at a lower interest rate. The action is expected to reduce interest expense by approximately $400,000 in the second half of 2005.

The company said it will redeem $20.6 million of debentures in full and at par value on June 7, 2005. The debentures were issued by MBHI Capital Trust I (AMEX: MBH.Pr) on June 8, 2000 and carry a fixed dividend rate of 10.0%.

MBHI is a community-based bank holding company based in Melrose Park, IL. Its largest subsidiary, Midwest Bank and Trust Company, operates 17 branches in the Chicago area. The company also operates the six-branch Midwest Bank of Western Illinois, based in Monmouth, Midwest Financial and Investment Services, Inc., a full service broker and Porter Insurance Agency, Inc., which specializes in agricultural-related insurance products as well as offers homeowners, automobile, and business insurance.

Information on MBHI is available on the Internet at www. midwestbanc.com.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”